Exhibit 6.30

CONTRIBUTION AND EXCHANGE AGREEMENT

This Contribution and Exchange Agreement (this “Agreement”), is entered into by and between the person identified as the “Investor” on the signature page hereto (“Investor”), and SAJA LLC, a Delaware limited liability company (“SAJA”) to be effective as set forth on the signature page hereto. Capitalized terms used and not defined in this Agreement have the meanings ascribed to them in the Limited Liability Company Agreement of SAJA dated as of October 11, 2024, in the form attached hereto, as amended from time to time (the “SAJA Agreement”).

WHEREAS, Investor and SAJA desire to enter into this Agreement pursuant to which Investor will convey to SAJA all of the ownership interests RoyaltyTraders LLC (“RoyaltyTraders”) owned by Investor (the “RT Units”) in exchange for units of membership interest issued by SAJA (the “SAJA Units”).

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Contribution of RT Units; Consideration for SAJA Units.

(a) Contribution. On the terms and subject to the conditions set forth in this Agreement, Investor hereby contributes, transfers, assigns, conveys and delivers to SAJA and SAJA does hereby acquire and accept from Investor, all of Investor’s right, title and interest in, to and under the RT Units listed on the signature page hereto (the “Contribution”).

(b) Consideration. As consideration for the Contribution, SAJA shall issue to Investor, the SAJA Units set forth on the signature page hereto. Upon Investor’s execution and delivery of (i) this Agreement, (ii) an Assignment Separate from Certificate in the form attached hereto, and (iii) a Membership Signature Page in the form attached to SAJA Agreement, the Contribution and the issuance of the SAJA Units shall be effective as stated on the signature page hereto.

(c) Enterprise Restructure. SAJA and the Investor acknowledge and agree that (i) SAJA intends to accept a similar direct or indirect contribution of all of the ownership interests in RoyaltyTraders (ii) as a result of such contributions, SAJA will own all of the ownership interests in RoyaltyTraders (iii) SAJA intends to assume the obligations of RoyaltyTraders under all of the SAFEs, promissory notes and other securities issued by RoyaltyTraders and presently outstanding, and (iv) as a result of all of the foregoing, the capital structure of SAJA will be the same as the capital structure of RoyaltyTraders prior to such transactions.

2. Representations and Warranties of Investor. Investor hereby represents and warrants to the

(a) Authority. Investor has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Investor and (assuming due authorization, execution, and delivery by SAJA) shall constitute Investor’s legal, valid, and binding obligation, enforceable against it in accordance with its terms.

(b) Ownership and Transfer of RT Units. Investor has valid, good and marketable title to the RT Units, free and clear of all liens. Investor may transfer, assign, convey and deliver to SAJA all right, title and interest in and to its RT Units without the consent of any other person. The RT Units transferred pursuant to this Agreement constitute all of the interests in RoyaltyTraders held by Investor.

3. Representations and Warranties of SAJA. SAJA hereby represents and warrants to Investor:

(a) Organization of SAJA. SAJA is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authority. SAJA has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. SAJA has obtained all necessary corporate approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by SAJA and (assuming due authorization, execution, and delivery by Investor) shall constitute SAJA’s legal, valid, and binding obligation, enforceable against it in accordance with its terms.

4. Further Assurances. Investor and SAJA agree to execute any and all documents and instruments of transfer, assignment, assumption or novation and to perform such other acts as may be reasonably necessary or expedient to further the purposes of this Agreement and the transaction contemplated by this Agreement.

5. Entire Agreement. This Agreement, SAJA Agreement and the Assignment constitute the entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

8. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9. Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the 11th day of October, 2024.

INVESTOR:

/s/ Alexander Guvia
NAME: Alexander Guiva

THE COMPANY: SAJA LLC, a Delaware limited liability company

	By:	/s/ Sean Peace

116,060 Common 250,000 Series A
Units of RoyaltyTraders LLC contributed:	______________________ RT Units

Units of SAJA LLC to be issued:	116,060 Common 250,000 Series A ______________________ SAJA Units

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Assignor”), does hereby assign, transfer and set over unto SAJA LLC, a Delaware limited liability company (“Assignee”), all of Assignor’s right, title and interest in and to ownership interests in RoyaltyTraders LLC, a Delaware limited liability company (the “Company” and such ownership interests, the “RT Units”) owned by Assignor. Any certificates evidencing the RT Units assigned hereby are hereby rendered null and void, whether are not they are surrendered to and/or in the possession of Assignor. Assignor acknowledges and agrees to mark any such certificate “cancelled” and to deliver such certificate to Assignee in electronic or original form.

Assignor does hereby irrevocably constitute and appoint the officers of the Company, attorney-in-fact to transfer such RT Units on the books of the Company with full power of substitution in the premises.

IN WITNESS WHEREOF, this Assignment Separate From Certificate has been executed and delivered to be effective as of the 11th day of October, 2024.

ASSIGNOR:	/s/ Alexander Guvia
NAME: Alexander Guvia

RT UNITS:
116,060 Common
250,000 Series A

Acknowledged by SAJA LLC:

By:	/s/ Sean Peace
Name:	Sean Peace
Title:	Manager

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